Exhibit 99.1
Crimson Wine Group Appoints Jennifer Locke
as New Chief Executive Officer

Locke Joins Crimson following Senior Sales/Marketing Career
at Global Wine Giant Treasury Wine Estates

NAPA, Calif. (November 7, 2019) -- Crimson Wine Group, Ltd. (OTCQB: CWGL) today announced that Jennifer Locke has been appointed chief executive officer, effective December 2, 2019.

Locke brings to Crimson more than 20 years of wine industry experience in the Pacific Northwest. Based in Napa, she most recently was senior vice president of Treasury Wine Estates (TWE), one of the world’s largest wine companies, headquartered in Melbourne, Australia, and traded on the Australian Stock Exchange.

At TWE, Locke successfully led significant growth in the direct-to-consumer business, winning the prestigious global Mary Penfolds Award for performance, where she oversaw 180 employees in the Americas and created a strong team that drove the entire luxury business. Locke succeeds Patrick DeLong, who left Crimson earlier this year after serving as CEO since 2014.

“Jennifer’s management expertise, deep knowledge of the wine business and proven sales and marketing acumen will be a tremendous asset for Crimson Wine Group in the next phase of the company’s growth and development,” said John D. Cumming, chairman of Crimson. “The board is confident that her leadership will provide tangible value to all of our stakeholders. We also wish to thank Nicolas M.E. Quillé, our chief winemaking and operations officer, for stepping in as interim CEO during the search process.”

Locke, a Northwest native, began her hospitality industry career as a wine buyer and training manager at several Seattle restaurants. Chalone Wine Group snapped her up to lead their NW regional sales and then she later moved on to manage global sales for WillaKenzie Estate in Oregon.

“I am thrilled to be joining the Crimson team at such a pivotal time in our industry, when wine companies must evolve to ensure long term success,” said Locke. “I have known and long admired Crimson Wine Group’s portfolio of estate and high quality wines. Making world-class wines, meeting consumers’ evolving needs, and enriching employee engagement are critical to Crimson’s next chapter.”

Locke lives in the Napa Valley with her family and is an avid home cook, tennis player and downhill skier.

About Crimson Wine Group

Based in the Napa Valley, Crimson Wine Group crafts benchmark wines from exceptional vineyards in premier wine-growing regions throughout the United States. Crimson Wine Group owns and manages approximately 1,000 acres of vineyard land across six distinct regions, along with a diverse collection of exceptional domestic estates and wine brands, including Pine Ridge Vineyards (Napa, Calif.), Seghesio Family Vineyards (Healdsburg, Calif.), Archery Summit (Dayton, Ore.), Chamisal Vineyards (San Luis Obispo, Calif.), Double Canyon (West Richland, Wash.), Seven Hills Winery (Walla Walla, Wash.) and Malene Wines (Santa Luis Obispo, Calif.). For more information, please visit www.CrimsonWineGroup.com.

For more information:

Media:

In California: Sonia Sparks at Glodow Nead Communications, 415.394.6500 or CrimsonPR@glodownead.com

In the Pacific Northwest: Joleen Zanuzoski at GreenRubino, 206.452.8189 or joleenz@greenrubino.com

Investors:

Roger Pondel at PondelWilkinson Inc., 310.279.5980, or investor@pondel.com

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